EXHIBIT 99.1

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2020 Results

Fourth quarter revenues up 35% year-over-year and 140% sequentially

Potential of new operating structure exemplified by positive gross margin in fourth quarter

CHICAGO, March 24, 2021 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the fourth quarter and full year ended December 31, 2020.

Business Highlights

  Fourth quarter revenue of $60.6 million, up 35% year-over-year, on deliveries of 477 railcars
  Achieved revised 2020 delivery guidance of 750 railcars, despite transitioning manufacturing from Shoals to Castaños
  Fourth quarter net loss of $14.4 million, or $0.87 per share, which included $13.3 million of impairment, restructuring and other charges, the majority of which were non-cash
  Adjusted EBITDA was $1.7 million, which excludes the previously mentioned adjustments
  Completed the early termination of the lease and exited the Cherokee, Alabama (“Shoals”) manufacturing facility on February 28, 2021, as planned
  Successfully ramping up the new manufacturing footprint in Castaños which will support a 2021 delivery outlook of between 1,400 to 1,600 railcars, or nearly double last year’s total production
  Year-end backlog totaled 1,389 railcars with an aggregate value of approximately $146 million

“In spite of the ongoing pandemic which brought additional economic and operational challenges to our business, 2020 was a transformative year for FreightCar America. We moved our manufacturing footprint to Castaños and into the newest purpose-built railcar manufacturing facility in North America and began shipping product from there in the fourth quarter. We hired a highly experienced workforce and strengthened our balance sheet to provide both growth capital and a better overall financial foundation for the business,” said Jim Meyer, President and Chief Executive Officer of FreightCar America, Inc. “While there were a lot of moving parts in the fourth quarter, we delivered sequential and year-over-year improvement in revenues as well as positive gross margin during the period.”

Meyer concluded, “We believe that we are fundamentally transforming FreightCar America’s ability to compete and win, and are now preparing the business to pivot from restructuring to growing. Our customers are very pleased by the progress and are providing us with highly favorable feedback on the new facility and team. Lastly, even with the ongoing pandemic, we are seeing encouraging signs of stabilization in the market and possibly even the early stages of recovery. As a result, we believe we can more than double our total deliveries in 2021 and begin to scale the footprint for 2022 assuming conditions warrant. Towards that end, our Board of Directors recently approved the first expansion of the new facility, which includes a large fabrication shop and additional wheel and axle capability. We continue to believe that we have the right strategy, and the right collection of assets and talent, to return the business to long-term growth and prosperity.”

Fourth Quarter Results

  Consolidated revenues were $60.6 million in the fourth quarter of 2020, compared to $25.2 million in the third quarter of 2020 and $44.9 million in the fourth quarter of 2019. The Company delivered 477 railcars in the fourth quarter of 2020, compared to 163 railcars in the third quarter of 2020 and 439 railcars in the fourth quarter of 2019.
  Consolidated operating loss for the fourth quarter of 2020 was $9.2 million, compared to an operating loss of $9.0 million for the fourth quarter of 2019.
  Net loss attributable to FreightCar America, Inc. (“FCA”) in the fourth quarter of 2020 was $14.4 million, or $0.87 per share, compared to net loss of $9.5 million, or $0.75 per share, in the fourth quarter of 2019.
  Both consolidated operating loss and net loss attributable to FCA for the fourth quarter of 2020 included $19.0 million of non-cash impairment charges related to leased railcars, partially offset by $12.9 million of non-cash restructuring gains, largely related to the termination of the lease at Shoals in the fourth quarter of 2020, among other items. In the fourth quarter of 2019, consolidated operating loss and net loss included a $2.0 million charge from the loss on a sale of 100 railcars previously held in the leasing fleet, a $6.6 million non-cash gain related to the termination of a postretirement benefit plan and a net $2.0 million restructuring gain largely attributed to a $2.4 million non-cash gain on our Roanoke, VA facility related to the termination of the lease.
  Fourth quarter net loss also included a non-cash loss on change in fair market value of the warrant of $3.7 million.
  EBITDA loss for the fourth quarter was $11.6 million and Adjusted EBITDA was positive $1.7 million. Adjusted EBITDA excludes the adjustments mentioned above and those reflected in the table below. EBITDA loss for the fourth quarter of 2019 was $5.9 million and Adjusted EBITDA loss was $12.6 million. EBITDA and Adjusted EBITDA are non-GAAP financial measures. A reconciliation of EBITDA and Adjusted EBITDA to income before taxes, the most directly comparable GAAP measure, is provided in the attached supplemental disclosure.

Full Year 2020 Results

  Consolidated revenues were $108.4 million for fiscal year 2020, compared to $230.0 million for fiscal year 2019.
  The Company delivered 751 railcars in 2020, which included 600 new railcars and 151 rebuilt railcars. This compares to 2,276 railcars in 2019, which included 1,728 new railcars and 548 rebuilt railcars.
  Consolidated operating loss for 2020 was $80.6 million, which included $18.3 million relating to restructuring and impairment charges and $19.0 million relating to impairment on leased railcars. Consolidated operating loss for 2019 was $75.6 million, which included a net $22.4 million of restructuring and impairment charges, $7.3 million in charges from the loss on sale of railcars previously held in the leasing fleet, and a $6.6 million non-cash gain related to the termination of a postretirement benefit plan.
  Net loss attributable to FCA for 2020 was $84.4 million, or $6.29 per share, compared to net loss attributable to FCA of $75.2 million, or $5.95 per share, in 2019.
  Inventories increased to $38.8 million from $25.1 million as of December 31, 2019, due to higher required inventory levels to support the transition from the Cherokee, Alabama facility to the new manufacturing operation in Castaños, Mexico.
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit (“total cash”) was $54.2 million as of December 31, 2020, compared to $70.0 million as of December 31, 2019. Total cash included $40 million in proceeds from the new secured term loan that was completed in November 2020.

Fourth Quarter 2020 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Wednesday, March 24, 2021 at 11:00 a.m. (Eastern Daylight Time) to discuss its fourth quarter and year end 2020 financial results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call, available on the Company’s website at:

                 Event URL: http://public.viavid.com/index.php?id=143797

Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. Interested parties may also participate in the call by dialing (877) 407-0789 or (201) 689-8562 and entering the passcode 13717108. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.

An audio replay of the conference call will be available beginning at 2:00 p.m. (Eastern Daylight Time) on Wednesday, March 24, 2021 until 12:00 a.m. (Eastern Daylight Time) on Wednesday, April 7, 2021. To access the replay, please dial (844) 512-2921 or (412) 317-6671. The replay pass code is 13717108. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America

FreightCar America, Inc. is a diversified manufacturer of railroad freight cars, that also supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including open top hopper cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars, coal cars, and also specializes in the conversion of railcars for repurposed use. It is headquartered in Chicago, Illinois and has facilities in the following locations: Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the potential financial and operational impacts of the COVID-19 pandemic; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

INVESTOR & MEDIA CONTACT	Lisa Fortuna or Joe Caminiti
E-MAIL	RAIL@alpha-ir.com
TELEPHONE	312-445-2870

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except for share and per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash, cash equivalents and restricted cash equivalents	$54,047	$66,257
Restricted certificates of deposit	182	3,769
Accounts receivable, net of allowance for doubtful accounts of $1,235 and $91, respectively	13,883	6,991
Inventories, net	38,831	25,092
Assets held for sale	10,383	-
Income tax receivable	27	535
Prepaid expenses	3,625	7,035
Total current assets	120,978	109,679
Property, plant and equipment, net	19,642	38,564
Railcars available for lease, net	20,933	38,900
Right of use asset	18,152	56,507
Other long-term assets	3,037	1,552
Total assets	$182,742	$245,202
Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$18,654	$11,713
Accrued payroll and other employee costs	2,505	1,389
Reserve for workers' compensation	2,645	3,210
Accrued warranty	5,216	8,388
Customer deposits	4,351	5,123
Deferred income state and local incentives, current	2,219	2,219
Lease liability, current	11,635	14,960
Current portion of long-term debt	17,605	-
Other current liabilities	6,319	2,428
Total current liabilities	71,149	49,430
Long-term debt, net of current portion	37,668	10,200
Warrant liability	12,730	-
Accrued pension costs	7,046	6,510
Deferred income state and local incentives, long-term	2,503	4,722
Lease liability, long-term	18,549	53,766
Other long-term liabilities	2,600	3,420
Total liabilities	152,245	128,048
Stockholders’ equity
Preferred stock, $0.01 par value, 2,500,000 shares authorized (100,000 shares each designated as Series A voting and Series B non-voting, 0 shares issued and outstanding at December 31, 2020 and December 31, 2019)	-	-
Common stock, $0.01 par value, 50,000,000 shares authorized, 15,861,406 and 12,731,678 shares issued at December 31, 2020 and December 31, 2019, respectively	159	127
Additional paid in capital	82,064	83,027
Treasury stock, at cost, 327,577 and 44,855 shares at December 31, 2020 and December 31, 2019, respectively	(1,344)	(989)
Accumulated other comprehensive loss	(11,763)	(10,780)
(Accumulated deficit) retained earnings	(38,619)	45,824
Total FreightCar America stockholders' equity	30,497	117,209
Noncontrolling interest in JV	-	(55)
Total stockholders' equity	30,497	117,154
Total liabilities and stockholders’ equity	$182,742	$245,202

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(In thousands, except for share and per share data)

Revenues	$60,590	$44,938	$108,447	$229,958
Cost of sales	55,066	53,003	121,949	244,258
Gross margin (loss)	5,524	(8,065)	(13,502)	(14,300)
Selling, general and administrative expenses	8,710	7,511	29,815	38,302
Loss on sale of railcars available for lease	-	2,028	-	7,266
Impairment on leased railcars	18,951	-	18,951	-
Gain on termination of postretirement benefit plan	-	(6,637)	-	(6,637)
Restructuring and impairment charges	(12,925)	(1,980)	18,325	22,371
Operating loss	(9,212)	(8,987)	(80,593)	(75,602)
Interest expense	(1,554)	(235)	(2,225)	(609)
Loss on change in fair market value of warrant liability	(3,657)	-	(3,657)	-
Other income	58	93	576	858
Loss before income taxes	(14,365)	(9,129)	(85,899)	(75,353)
Income tax (benefit) provision	277	461	199	(115)
Net loss	(14,642)	(9,590)	(86,098)	(75,238)
Less Net loss attributable to noncontrolling interest in JV	(259)	(55)	(1,655)	(55)

Net loss attributable to FreightCar America	$(14,383)	$(9,535)	$(84,443)	$(75,183)
Net loss per common share attributable to FreightCar America- basic	$(0.87)	$(0.75)	$(6.29)	$(5.95)
Net loss per common share attributable to FreightCar America- diluted	$(0.87)	$(0.75)	$(6.29)	$(5.95)
Weighted average common shares outstanding - basic	16,508,200	12,359,478	13,432,428	12,352,142
Weighted average common shares outstanding - diluted	16,508,200	12,359,478	13,432,428	12,352,142
Dividends declared per common share	$-	$-	$-	$-

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(In thousands)		(In thousands)
Revenues:
Manufacturing	$58,048	$42,784	$98,706	$219,064
Corporate and Other	2,542	2,154	9,741	10,894
Consolidated Revenues	$60,590	$44,938	$108,447	$229,958

Operating (Loss) Income:
Manufacturing	$(2,097)	$(10,057)	$(59,031)	$(53,501)
Corporate and Other	(7,115)	1,070	(21,562)	(22,101)
Consolidated Operating (Loss) Income	$(9,212)	$(8,987)	$(80,593)	$(75,602)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(in thousands)	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(86,098)	$(75,238)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Restructuring and impairment charges	18,325	22,371
Depreciation and amortization	9,202	12,438
Non-cash lease expense on right-of-use assets	7,063	10,485
Recognition of deferred income from state and local incentives	(2,219)	(2,219)
Loss on change in fair market value for warrant liability	3,657	-
Loss on sale of railcars available for lease	-	7,197
Impairment on leased railcars	18,951	-
Gain on termination of postretirement benefit plan	-	(6,637)
Deferred income taxes	136	176
Stock-based compensation recognized	1,034	1,225
Non-cash interest expense	1,023	225
Other non-cash items, net	4,192	(1,200)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,892)	11,227
Inventories	(17,942)	40,649
Other assets	1,763	(2,127)
Accounts and contractual payables	3,975	(23,961)
Accrued payroll and employee benefits	(2,027)	(1,368)
Income taxes receivable/payable	991	155
Accrued warranty	(3,172)	(921)
Lease liability	(11,553)	(17,602)
Other liabilities	1,040	6,201
Accrued pension costs and accrued postretirement benefits	(354)	(55)
Net cash flows used in operating activities	(58,905)	(18,979)
Cash flows from investing activities
Purchase of restricted certificates of deposit	(4,219)	(4,981)
Maturity of restricted certificates of deposit	7,806	6,164
Purchase of securities held to maturity	-	(1,986)
Proceeds from maturity of securities	-	20,025
Purchase of property, plant and equipment	(9,849)	(5,573)
Proceeds from sale of property, plant and equipment and railcars available for lease	170	17,305
Net cash flows (used in) provided by investing activities	(6,092)	30,954
Cash flows from financing activities
Proceeds from issuance of long-term debt	50,000	10,200
Borrowings on revolving line of credit	6,874	-
Repayments on revolving line of credit	(95)	-
Cash paid to acquire JV non-controlling interest	(172)	-
Employee stock settlement	(9)	(59)
Deferred financing costs	(3,811)	(929)
Net cash flows provided by financing activities	52,787	9,212
Net (decrease) increase in cash and cash equivalents	(12,210)	21,187
Cash, cash equivalents and restricted cash equivalents at beginning of year	66,257	45,070
Cash, cash equivalents and restricted cash equivalents at end of year	$54,047	$66,257
Supplemental cash flow information
Interest paid	$421	$196
Income tax refunds received, net of payments	$938	$978
Stock issued for acquisition	$3,237	$-

FreightCar America, Inc.
Reconciliation of income before taxes to EBITDA(1) and Adjusted EBITDA(2)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Loss before income taxes	$(14,365)	$(9,129)	$(85,899)	$(75,353)
Depreciation and amortization	1,248	2,951	9,202	12,438
Interest expense, net	1,553	235	2,225	609
EBITDA	(11,564)	(5,943)	(74,472)	(62,306)

Change in fair value of warrant (a)	3,657	-	3,657	-
Restructuring and impairment charges (b)	(12,925)	(1,980)	18,325	22,371
Impairment of leased railcars (c)	18,951	-	18,951	-
Gain on OPEB settlement (d)	-	(6,637)	-	(6,637)
Loss on railcars available for lease (e)	-	2,028	-	7,266
Alabama grant amortization (f)	(555)	(555)	(2,219)	(2,219)
Transaction costs (g)	322	-	465	-
Retention and success bonuses (h)	2,211	144	3,130	144
Plant transition costs (i)	1,252	-	2,239	-
Stock based compensation (j)	455	471	1,034	1,225
Other income	(58)	(93)	(576)	(858)
Adjusted EBITDA	$1,746	$(12,565)	$(29,466)	$(41,014)

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall performance of the company’s business. EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similar titled measures reported by other companies.

(2)	Adjusted EBITDA represents EBITDA before the following charges:

	a)	This adjustment removes the non-cash expense associated with the change in fair market value of warrant liability.
	b)	The Company incurred certain restructuring costs related to severance and other costs related to its shutdown of the Shoals and Roanoke facilities during 2019 and 2020.
	c)	During the fourth quarter of 2020, the Company recorded a non-cash impairment charge on its leased railcar fleet.
	d)	During the fourth quarter of 2019, the Company recognized a non-cash gain on the settlement of its OPEB plan.
	e)	During 2019, the Company recognized losses on its sale of railcars available for loss.
	f)	The Company amortizes deferred grant income to cost of goods sold that represent a non-cash reduction to its gross margin (loss).
	g)	The Company incurred certain costs in the fourth quarter of 2020 for nonrecurring professional services associated with the acquisition of its Castaños joint venture.
	h)	During 2019, the Company implemented retention and success bonus programs for certain employees during its restructuring.
	i)	During 2020, the Company implemented a program to shift production originally planned for its U.S. plants to its Castaños facility. This adjustment represents non-recurring costs associated with moving inventory and equipment to its Castaños facility.
	j)	This adjustment removes the non-cash expense associated with the stock-based compensation.

We believe that Adjusted EBITDA is useful to investors evaluating our operating performance compared to that of other companies in our industry because it eliminates the impact of certain non-cash charges and other special items that affect the comparability of results in past quarters. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.